Exhibit 99.1
STONE ENERGY CORPORATION
Announces Third Quarter 2011 Results
LAFAYETTE, LA. November 1, 2011
Stone Energy Corporation (NYSE: SGY) today announced financial and operational results for the third quarter of 2011. Some of the highlights include:
•	Net daily production for the third quarter of 2011 averaged 34.2 MBoe (205 MMcfe) per day. Volumes were impacted by greater-than-expected downtime due to Gulf of Mexico (GOM) shut-ins from Tropical Storm Lee, Appalachian shut-ins from Hurricane Irene, and unplanned third party pipeline downtime in the GOM. Average daily production for the fourth quarter of 2011 is expected to be 35-38 MBoe per day (210-230 MMcfe per day).

•	The Deep Gas discovery at LaPosada/La Cantera (34.5% w.i.) was tested and is expected to produce at 20-30 MMcf (gross) per day plus associated condensate and NGLs. Production is projected to commence by the second quarter of 2012.

•	Also in Deep Gas, drilling continues at the ultra-deep Lighthouse Bayou Prospect (25% w.i.) with a current depth of approximately 24,000 feet. Results are expected in the fourth quarter.

•	In the Conventional Shelf, Stone drilled two successful oil development wells, Frost Up and Buzzjet (both 100% w.i.). Frost Up is the seventh consecutive successful well at the Amberjack field, and Buzzjet is the second consecutive successful well at Ship Shoal 113 field. Both wells are currently being completed, with production expected in November.

•	In the Deep Water, the Pyrenees development project is progressing, with production expected for the first quarter of 2012 (30% w.i.).

•	In Appalachia, the third-party midstream pipeline is projected to be operational in the Mary field during the fourth quarter. Eleven wells are expected to be tied-in and on production before year end. A total of 25 horizontal wells are expected to be drilled during 2011.

•	A positive pricing differential for Louisiana Sweet Crude to West Texas Intermediate provided incremental margins of over $20 per barrel during the third quarter, which is expected to continue into the fourth quarter and into 2012.

•	A definitive agreement was executed for the divestiture of Stone’s non-operated working interest in the Main Pass 296/311 field for approximately $80 million.
President and Chief Executive Officer David H. Welch stated, “Our strategy is progressing in each of our business units as we have a number of significant projects nearing completion, while others are commencing. We are nearing the objective at our ultra-deep Lighthouse Bayou prospect. Production from our Mary field in West Virginia is scheduled to come on line in November, which should boost Appalachian volumes to 30-40 Mmcfe per day, including liquids. Our first deep water discovery at Pyrenees is due to commence production for the first quarter at a rate of over 60 Mmcfe per day (gross). Production from the LaPosada/La Cantera Deep Gas discovery is expected by the second quarter of 2012. Finally, three wells in our Deep Water portfolio are substantially permitted and poised for drilling in 2012. Production growth in the fourth quarter and in 2012, combined with attractive Gulf Coast oil prices and an undrawn credit facility recently reaffirmed at a $400 million borrowing base, should provide liquidity for the drilling of these attractive projects. Additionally, the proceeds from the pending divestiture of our non-operated working interest at Main Pass 296/311 will be targeted for growth opportunities.”
Financial Results
For the third quarter of 2011, Stone reported net income of $51.8 million, or $1.06 per share, on oil and gas revenue of $207.7 million, compared to net income of $19.4 million, or $0.40 per share, on oil and gas revenue of $153.2 million in the third quarter of 2010. Discretionary cash flow totaled $161.2 million during the third quarter of 2011, as compared to $92.5 million during the third quarter of 2010. Please see “Non-GAAP Financial Measures” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.

Net daily production during the third quarter of 2011 averaged 34.2 thousand barrels of oil equivalent (MBoe) per day (205 million cubic feet of gas equivalent (MMcfe) per day), compared with net daily production of 37.8 MBoe (227 MMcfe) per day in the second quarter of 2011, and net daily production of 33.0 MBoe (198 MMcfe) per day in the third quarter of 2010. The gas/oil split for the third quarter of 2011 was approximately 52%/48%.
Prices realized during the third quarter of 2011 averaged $103.51 per barrel of oil and $5.17 per Mcf of natural gas, as compared to the third quarter of 2010 average realized prices of $72.52 per barrel and $5.48 per Mcf. Effective hedging transactions increased the average realized price of natural gas by $0.47 per Mcf in the third quarter of 2011, compared to $0.96 per Mcf in the third quarter of 2010. Effective hedging transactions decreased the average realized price of oil by $2.16 per barrel in the third quarter of 2011, compared to $2.79 per barrel in the third quarter of 2010.
Lease operating expenses during the third quarter of 2011 totaled $47.8 million ($15.21 per Boe or $2.54 per Mcfe), compared to $36.9 million ($12.15 per Boe or $2.03 per Mcfe), in the third quarter of 2010.
Depreciation, depletion and amortization (DD&A) on oil and gas properties for the third quarter of 2011 totaled $63.8 million ($20.30 per Boe or $3.38 per Mcfe), compared to $59.0 million ($19.44 per Boe or $3.24 per Mcfe), in the third quarter of 2010.
Salaries, general and administrative (SG&A) expenses (excluding incentive compensation expense) for the third quarter of 2011 were $7.2 million ($2.28 per Boe or $0.38 per Mcfe) which included $2.6 million in one-time positive adjustments primarily due to an insurance reimbursement, compared to $9.8 million ($3.21 per Boe or $0.54 per Mcfe), in the third quarter of 2010.
The third quarter of 2011 current income tax benefit included $10.6 million of one-time adjustments attributable to prior tax periods, resulting in overpayments. The effective tax rate was not materially impacted as most of the adjustments shifted from current to deferred tax expense, and therefore had minimal impact on net income.
Capital expenditures before acquisitions and capitalized SG&A and interest during the third quarter of 2011 were approximately $162.2 million, which includes $19.0 million of plugging and abandonment expenditures. Additionally, $5.0 million of SG&A expenses and $11.5 million of interest were capitalized during the quarter.
As of September 30, 2011, we had no outstanding borrowings under our bank credit facility and letters of credit totaling $61.1 million had been issued pursuant to the facility. In late October 2011, the bank group reaffirmed the existing borrowing base at $400 million. The borrowing base will not be affected by the pending divestiture of Stone’s working interest in Main Pass 296/311.
Pending Divestiture
On October 28, 2011 Stone entered into a definitive agreement to sell its non-operated working interest in the Main Pass 296/311 field to an unrelated third party for approximately $80 million and the assumption by the third party of the associated abandonment obligation. The divestiture will impact current production by approximately 900 boe per day and is expected to close during the fourth quarter. The purchase is subject to preferential rights-to-purchase held by the operator of the properties, and the closing of the transaction is subject to customary closing conditions and adjustments. The sale will be accounted for as an adjustment to the full cost pool with no gain or loss recognized.
Business Strategy and Operational Update
Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil.

LaPosada/La Cantera Prospect (Deep Gas). A limited flow test was completed at the LaPosada well. The test results from a 10/64 inch restricted choke indicate the well is expected to produce at a gross daily rate of 20-30 MMcf of gas plus approximately 20 barrels of oil and 36 barrels of natural gas liquids per MMcf of gas. Stone expects to be on production by the second quarter of 2012 and now has an approximate 34.5% working interest in the project after the purchase of a 1.5% working interest from a small partner. The La Cantera #2 well is planned for the second quarter of 2012 and is expected to evaluate the unbooked northern portion of the structure offsetting the initial well. Separately, production from the Deep Gas discovery at South Erath (14% w.i.) is projected to come on line in November at a gross rate of 10-12 MMcfe per day.
Lighthouse Bayou Deep Prospect (Ultra Deep Gas). The Lighthouse Bayou prospect, located in Cameron Parish, is currently at a depth of approximately 24,000 feet and is permitted to drill up to 25,000 feet. Results are expected during the fourth quarter. Stone holds a 25% working interest in the prospect.
Garden Banks 293 — Pyrenees (Deep Water). The project is in its final stages of flow-line and umbilical installation with production expected for the first quarter of 2012 at a gross rate of over 60 MMcfe per day. Stone holds a 30% working interest in Pyrenees.
Mississippi Canyon Block 109/Ship Shoal 113 (Conventional Shelf). Frost Up, the seventh and final well of the platform rig program at Amberjack, is currently being completed with first production anticipated in November. Stone has a 100% working interest in the Amberjack field. The Buzzjet well at Ship Shoal 113 was also successful, with first production expected in November.
Plug & Abandonment Program (Conventional Shelf). Stone has entered into a contract for a Montco 335’ lift boat to provide P&A services during 2012. This new vessel was built specifically for P&A operations and should provide cost-saving efficiencies on these P&A projects.
Appalachian Basin (Marcellus Shale Play). In West Virginia, the third-party Caiman pipeline is projected to be tied in during the fourth quarter with volumes from 11 wells in the Mary field. The late December exit rate from Appalachia is projected to be 30-40 MMcfe per day, including liquids. Current projections now call for 25 horizontal wells to be drilled in 2011, utilizing one horizontal rig and one top-hole rig (up from previous guidance of 21-24 wells). Up to 16 wells are expected to be fractured during 2011. Current net production from the Katie area in northeast Pennsylvania and Heather/Buddy area in West Virginia is approximately 15 MMcf per day.
Hatch Point Field — Cane Creek formation (Onshore Oil). Remedial work to dissolve drilling mud blockage was concluded on two of the three Stone wells, with resumption of oil production expected prior to year end. A decision on project development is expected in early 2012. Stone is the operator and has an approximate 75% working interest in the 46,000 acre project (35,000 net).
Eagle Ford shale — Moczygemba #1H (Onshore Oil). This horizontal well was recently put on pump and is flowing approximately 400 Boe per day, after producing at an initial rate of over 800 Boe per day. The drilling of a second well (Jarzembek #1H) began in mid-October and a third well is expected to also be drilled before year end. Stone holds a non-operated 42.5% working interest and approximately 1,600 net acres in this play.
2011 Guidance
Guidance for the fourth quarter and full year 2011 is shown in the table below. The guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements.”

	Fourth Quarter	Full Year
Production — MBoe per day	35—38	35—37
(MMcfe per day)	(210—230)	(210—220)

Lease operating expenses (in millions)	—	$175 — $185

Salaries, General & Administrative expenses (in millions) (excluding incentive compensation)	—	$42 — $45

	Fourth Quarter	Full Year
Depreciation, Depletion & Amortization (per Mcfe)	—	$3.20 — $3.45

Corporate Tax Rate (%)	—	35% — 36%

Capital Expenditure Budget (in millions) (excluding acquisitions)	—	$500
Hedge Position
The following table illustrates our derivative positions for 2011, 2012, 2013 and 2014 as of November 1, 2011:

	Fixed-Price Swaps
	NYMEX (except where noted)
	Natural Gas			Oil
	Daily			Daily
	Volume		Swap	Volume		Swap
	(MMBtus/d)		Price	(Bbls/d)		Price
2011	10,000	*	$4.565	1,000		$70.05
2011	20,000		5.200	1,000		78.20
2011	10,000		6.830	1,000		80.20
2011				1,000		83.00
2011				1,000		83.05
2011				1,000	**	85.20
2011				1,000		85.25
2011				1,000		89.00
2011				1,000	***	97.75
2011				1,000	***	104.30

2012	10,000		5.035	1,000		90.30
2012	10,000		5.040	1,000		90.41
2012	10,000		5.050	1,000		90.45
2012				1,000		95.50
2012				1,000		97.60
2012				1,000		100.00
2012				1,000		101.55
2012				1,000		104.25
2012				1,000	†	111.02

2013	10,000		5.270	1,000		97.15
2013	10,000		5.320	1,000		101.53
2013				1,000		103.00
2013				1,000		104.50
2013				1,000	†	107.30

2014				1,000	†	103.30

*	February — December

**	January — June

***	July — December

†	Brent oil contract

Other Information
Stone Energy has planned a conference call for 10:00 a.m. Central Time on Wednesday, November 2, 2011 to discuss the operational and financial results for the third quarter of 2011. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s website. The replay will be available for one month.
Non-GAAP Financial Measures
In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Please see the “Reconciliation of Non-GAAP Financial Measure” for a reconciliation of discretionary cash flow to cash flow provided by operating activities.
Forward Looking Statements
Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.
Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Delays experienced in well permitting could affect the timing of drilling and production. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rates will be as estimated.
Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.

STONE ENERGY CORPORATION
SUMMARY STATISTICS
(In thousands, except per share/unit amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
FINANCIAL RESULTS
Net income	$51,821	$19,382	$148,809	$72,672
Net income per share	$1.06	$0.40	$3.04	$1.50

PRODUCTION QUANTITIES
Oil (MBbls)	1,521	1,347	4,804	4,199
Gas (MMcf)	9,713	10,130	29,907	31,874
Oil and gas (MBoe)	3,140	3,035	9,789	9,511
Oil and gas (MMcfe)	18,839	18,212	58,731	57,068

AVERAGE DAILY PRODUCTION
Oil (MBbls)	17	15	18	15
Gas (MMcf)	106	110	110	117
Oil and gas (MBoe)	34	33	36	35
Oil and gas (MMcfe)	205	198	215	209

REVENUE DATA
Oil revenue	$157,436	$97,688	$484,788	$301,412
Gas revenue	50,244	55,522	152,615	179,571

Total oil and gas revenue	$207,680	$153,210	$637,403	$480,983

AVERAGE PRICES
Prior to the cash settlement of effective hedging transactions:
Oil (per Bbl)	$105.67	$75.31	$106.34	$76.04
Gas (per Mcf)	4.70	4.52	4.67	4.82
Oil and gas (per Boe)	65.73	48.51	66.45	49.71
Oil and gas (per Mcfe)	10.96	8.08	11.08	8.29
Including the cash settlement of effective hedging transactions:
Oil (per Bbl)	$103.51	$72.52	$100.91	$71.78
Gas (per Mcf)	5.17	5.48	5.10	5.63
Oil and gas (per Boe)	66.14	50.48	65.11	50.57
Oil and gas (per Mcfe)	11.02	8.41	10.85	8.43

COST DATA
Lease operating expenses	$47,767	$36,882	$133,307	$112,429
Salaries, general and administrative expenses	7,151	9,751	29,494	30,199
DD&A expense on oil and gas properties	63,757	59,001	201,934	180,434

AVERAGE COSTS (per Mcfe)
Lease operating expenses (per Boe)	$15.21	$12.15	$13.62	$11.82
Lease operating expenses (per Mcfe)	2.54	2.03	2.27	1.97
Salaries, general and administrative expenses (per Boe)	2.28	3.21	3.01	3.18
Salaries, general and administrative expenses (per Mcfe)	0.38	0.54	0.50	0.53
DD&A expense on oil and gas properties (per Boe)	20.30	19.44	20.63	18.97
DD&A expense on oil and gas properties (per Mcfe)	3.38	3.24	3.44	3.16

AVERAGE SHARES OUTSTANDING — Diluted	48,071	47,727	48,006	47,681

STONE ENERGY CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Operating revenue:
Oil production	$157,436	$97,688	$484,788	$301,412
Gas production	50,244	55,522	152,615	179,571
Other operational income	1,245	1,802	2,994	4,489
Derivative income, net	4,082	405	3,300	3,818

Total operating revenue	213,007	155,417	643,697	489,290

Operating expenses:
Lease operating expenses	47,767	36,882	133,307	112,429
Other operational expense	654	3,003	1,452	5,450
Production taxes	2,492	1,517	6,828	4,761
Depreciation, depletion and amortization	64,462	60,482	204,777	184,900
Accretion expense	7,700	8,460	23,134	25,384
Salaries, general and administrative expenses	7,151	9,751	29,494	30,199
Incentive compensation expense	2,087	767	7,104	2,113

Total operating expenses	132,313	120,862	406,096	365,236

Income from operations	80,694	34,555	237,601	124,054

Other (income) expenses:
Interest expense	1,379	2,667	6,470	9,273
Interest income	(23)	(51)	(170)	(1,110)
Other income	(372)	—	(1,499)	(776)
Early debt retirement expense	—	—	607	1,820
Other expense	308	57	501	546

Total other expenses	1,292	2,673	5,909	9,753

Income before taxes	79,402	31,882	231,692	114,301

Provision (benefit) for income taxes:
Current	(12,681)	10,182	(15,043)	4,918
Deferred	40,262	2,318	97,926	36,711

Total income taxes	27,581	12,500	82,883	41,629

Net income	$51,821	$19,382	$148,809	$72,672

STONE ENERGY CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net income as reported	$51,821	$19,382	$148,809	$72,672

Reconciling items:
Depreciation, depletion and amortization	64,462	60,482	204,777	184,900
Deferred income tax provision	40,262	2,318	97,926	36,711
Accretion expense	7,700	8,460	23,134	25,384
Stock compensation expense	1,354	1,282	4,492	4,023
Early extinguishment of debt	—	—	607	1,820
Other	(4,444)	578	(5,777)	(1,015)

Discretionary cash flow	161,155	92,502	473,968	324,495

Changes in income taxes payable	(15,465)	2,799	(21,710)	(6,014)
Settlement of asset retirement obligations	(18,975)	(8,854)	(52,543)	(28,652)
Other working capital changes	15,166	12,685	(11,302)	19,637

Net cash provided by operating activities	$141,881	$99,132	$388,413	$309,466

STONE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	September 30,	December 31,
	2011	2010
Assets

Current assets:
Cash and cash equivalents	$65,454	$106,956
Restricted cash	—	5,500
Accounts receivable	113,547	88,529
Fair value of hedging contracts	56,767	12,955
Current income tax receivable	22,149	—
Deferred tax asset	4,713	27,274
Inventory	4,802	6,465
Other current assets	933	768

Total current assets	268,365	248,447

Oil and gas properties, full cost method of accounting:
Proved	6,101,241	5,789,578
Less: accumulated depreciation, depletion and amortization	(5,009,076)	(4,804,949)

Net proved oil and gas properties	1,092,165	984,629
Unevaluated	511,574	413,180
Other property and equipment, net	11,191	10,722
Fair value of hedging contracts	50,171	—
Other assets, net	23,795	22,112

Total assets	$1,957,261	$1,679,090

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable to vendors	$90,659	$103,208
Undistributed oil and gas proceeds	16,924	10,037
Accrued interest	9,358	14,062
Fair value of hedging contracts	951	32,144
Asset retirement obligations	55,068	42,300
Current income tax payable	—	239
Other current liabilities	17,496	16,075

Total current liabilities	190,456	218,065

6 3/4% Senior Subordinated Notes due 2014	200,000	200,000
8⅝% Senior Notes due 2017	375,000	375,000
Deferred taxes	219,393	99,227
Asset retirement obligations	289,604	331,620
Fair value of hedging contracts	—	3,606
Other long-term liabilities	19,034	21,215

Total liabilities	1,293,487	1,248,733

Common stock	481	478
Treasury stock	(860)	(860)
Additional paid-in capital	1,336,460	1,331,500
Accumulated deficit	(737,748)	(886,557)
Accumulated other comprehensive income (loss)	65,441	(14,204)

Total stockholders’ equity	663,774	430,357

Total liabilities and stockholders’ equity	$1,957,261	$1,679,090